REPAYMENT AND SECURITY AGREEMENT

     This Repayment and Security Agreement (the "Agreement") is made this 26th day of February 2008, by and among (I) RCM TECHNOLOGIES, INC. and RCM TECHNOLOGIES SERVICES COMPANY, INC. (collectively, "RCM"), (II) IDEAL INTERIORS, INC. ("IDEAL"), CREATIVE INTERIORS PLUS, LLC ("CREATIVE"), DJJ, INC. ("DJJ") and IDEAL STRUCTURAL SECURITY, INC. ("STRUCTURAL", together with IDEAL, CREATIVE, DJJ and STRUCTURAL, collectively the "Trade Debtors"), and (III) the persons identified on the Schedule of Guarantors attached hereto as Exhibit "A"
(collectively the "Guarantors", together with the Trade Debtors, collectively the "Obligors").

                                    RECITALS

         A. WHEREAS, pursuant to various management services, security and guarantee agreements and related contracts and instruments among RCM, the Trade Debtors and certain Guarantors, including without limitation the agreements and instruments listed on the Schedule of Trade Debt Agreements attached hereto as Exhibit "B" (collectively, the "Trade Debt Agreements"), (i) Trade Debtors requested RCM to provide, and RCM provided, certain bonding, management and/or personnel services to Trade Debtors in connection with various construction contracts between Trade Debtors and the owners of the construction projects,
(ii) Trade Debtors granted RCM a security interest in their accounts and certain other property, whether existing or thereafter arising or acquired (collectively, the "Trade Collateral") as security for the performance of Trade Debtors' obligations under the Trade Debt Agreements, and (iii) certain Guarantors executed and delivered to RCM the Guaranty and Suretyship Agreements set forth on the Schedule of Trade Debt Agreements attached hereto as Exhibit "B" (collectively, the "Guarantees").

         B. WHEREAS, RCM provided various services for which the Trade Debtors became indebted to RCM for the "Trade Debt" (as defined below) under the Trade Debt Agreements.

         C. WHEREAS, Trade Debtors have failed to pay, when due, the Trade Debt to RCM, are in material default of the Trade Debt Agreements and have requested that RCM restructure and extend payment of the Trade Debt. RCM and Obligors have agreed to enter into this Agreement to restructure and provide for the prompt and orderly repayment of the Trade Debt subject to the terms and conditions set forth herein.

         NOW THEREFORE, for and in consideration of the foregoing recitals which are deemed incorporated herein by this reference and agreed to be true and complete by the parties hereto, the terms of this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

1. Trade Debt Obligations. Obligors agree and acknowledge that, as of February 25, 2008, there is presently due and owing to RCM under the Trade Debt Agreements the total sum of $7,456,252.93 (the "Trade Debt"), as more fully set forth in Exhibit "C" attached hereto.

a. Obligors agree and confirm that they have no right of setoff, counterclaim, or defense to or against payment of the Trade Debt, and waive any right to assert any right of setoff, counterclaim, or defense to or against payment of the Trade Debt.

b. Obligors release RCM and its parents, subsidiaries, affiliates, owners, directors, officers, employees and agents (collectively, the "RCM Group") from any claims or causes of actions that Obligors, or any of them, have or may have against the RCM Group including, without limitation, any claims relating to or arising out of the Trade Debt Agreements and/or RCM's provision of services or funds thereunder based upon any thing or matter occurring at any time prior to the date of this Agreement.

c. The parties hereto agree that (i) the Trade Debtors are jointly and severally liable for the repayment of the Trade Debt, (ii) the Trade Debt Agreements remain unaltered and in full force and effect, and that the execution of this Agreement shall in no way release, alter and/or impair Obligors' obligations to RCM thereunder, except as expressly provided in this Agreement, and (iii) all liens, security interests, rights and remedies granted to RCM in and under the Trade Debt Agreements are valid and perfected and hereby renewed, confirmed and continued, and shall also secure the performance by Obligors of their obligations under this Agreement and any note and other agreement entered into pursuant to this Agreement.

d. Obligors further agree that RCM shall have no further obligation to pay and/or advance any amounts to Trade Debtors under the Trade Debt Agreements or any other agreement between RCM and any Trade Debtor.

e. RCM may, but shall not be required to, pay any sums to any party, cure any default under any agreement or document to which Trade Debtors or any of them are parties, and take any and/or all actions RCM deems necessary to effectuate the purpose of this Agreement or to preserve any Trade Collateral. Any reasonable costs or expenses, including legal fees, incurred by RCM in connection with such actions shall be added to the Trade Debt and shall become part of the Trade Debt for which Obligors shall be responsible to repay.

2. Closing. A closing under this Agreement (the "Closing") shall occur on the date of this Agreement (the "Closing Date") at a time and place mutually agreeable to Trade Debtors and RCM. At Closing, the following shall occur (collectively, the "Closing Conditions"):

a. Trade Debtors shall pay RCM the sum of $1,200,000.00 (the "Down Payment") to be applied to the Trade Debt in any manner that RCM sees fit in its sole discretion. The Down Payment shall be paid to RCM by cashier's check or wire transfer of immediately available funds directly out of the proceeds of financing provided to Ideal Interiors, Inc. d/b/a Ideal Construction by Prestige Capital Corporation ("Prestige").

b. Trade Debtors shall execute and deliver to RCM a Note in the principal amount of $6,256,252.93 being the amount of the Trade Debt less the Down Payment, in the form attached hereto as Exhibit "D" (the "Note").

c. Guarantors shall execute and deliver to RCM guarantee and suretyship agreements of all obligations and amounts owed by Trade Debtors to RCM under this Agreement and the Note, in the form attached hereto as Exhibit "E" (the "Guarantees").

d. Trade Debtors shall deliver to RCM a full and complete list of all existing construction contracts to which any Trade Debtor is a party as of the Closing Date (collectively, the "construction contracts"), including as to each such contract: (i) the name of the Trade Debtor that is a party to such contract;
(ii) the full name and address of the customer and/or project owner; (iii) the total project fees and/or costs; and (iv) the amount of billed and unpaid work due and owing under such project.

This Agreement shall become null and void in the event that any of the Closing Conditions is not fully satisfied at Closing. Time is the essence of this Agreement and the Closing.

3. Repayment of Trade Debt. Trade Debtors shall pay RCM the Trade Debt, less the amount of the Down Payment, in strict accordance with the terms and conditions of the Note. It is understood and agreed by the parties hereto that on the Closing Date RCM and Prestige intend to enter into a Subordination and Intercreditor Agreement in the form attached hereto as Exhibit "F" (the "Intercreditor Agreement"). Obligors hereby consent to and agree to be bound by the terms of the Intercreditor Agreement. Obligors agree and acknowledge that Guarantors execution and delivery of the Guarantees is a material inducement to RCM entering this Agreement.

4. YMCA and Union Baptist Church Projects. RCM Technologies Services Company, Inc. shall be paid 100% of any "Fees" as defined in and pursuant to the Master Management Services Agreement between RCM Technologies Services Company, Inc. and Ideal dated May 31, 2007 (the "MMSA") with respect to Ideal's construction projects for the Union Baptist Church, White Plains, New York and the State Island YMCA, Staten Island, New York. For the purpose of calculating the Fees due RCM Technologies Services Company, Inc. under the MMSA, the percentage used to compute the "Profit Sharing Fees" (as defined in the MMSA) payable to RCM is hereby increased from 50% to 100%. Trade Debtors and RCM agree that: (a) all Profit Sharing Fees shall be paid to RCM Technologies Services Company, Inc., 50% of which shall be applied to amounts due and owing under the Note, and (b) Lighthouse Management shall pay directly to RCM all Profit Sharing Fees. Trade Debtors agree to cooperate with RCM, and to execute and deliver to RCM and Lighthouse Management such written authorizations, instructions and/or assignments as may be reasonably requested, to ensure that Lighthouse Management makes direct payment to RCM of all Profit Sharing Fees.

5. Security.

a. Security Interest. In order to cross-collateralize and secure (i) the payment of all amounts due by Trade Debtors, together with all other fees, costs and expenses for which RCM is entitled to be paid or reimbursed, under the Trade Debt Agreements, this Agreement and the Note, and (ii) the performance of all obligations by Trade Debtors under the Trade Debt Agreements, this Agreement and the Note (the obligations referred to in subsection 5.a(i) and (ii) herein are collectively, the "Trade Debt Obligations"), Trade Debtors hereby grant and convey to RCM a continuing perfected security interest in and lien upon all "Collateral" (as defined below), now owned or hereafter acquired, all in accordance with the provisions of the applicable Uniform Commercial Code as enacted in either the State of New Jersey or the State of New York, as determined by the location of the Collateral (the "UCC"). Obligors shall execute and deliver to RCM on demand, and hereby irrevocably appoint RCM or any officer or agent of RCM as its attorney-in-fact (which appointment is agreed to be coupled with an interest) to execute, deliver and file such UCC financing statements and other instruments (including, but not limited to, UCC continuation statements) as RCM may require in order to perfect and maintain such security interest under the UCC, and Obligors shall pay to RCM all costs associated with the foregoing. A carbon, photographic, or other reproduction of this provision shall be sufficient as a financing statement for filing purposes under the UCC.

b. Collateral. For purposes of this Agreement, the term "Collateral" shall include and be defined as (i) the Trade Collateral, and (ii) all of Trade Debtors' right, title and interest in and to all accounts whether now owned or existing or hereafter acquired or arising, regardless of where located. The terms used in this security provision shall have the meanings ascribed to them in the UCC.

c. Trade Debtors' Warranties, Representations and Agreements. Trade Debtors represent and warrant to RCM and agree that:

(i) Trade Debtors are the owners of the Collateral free from any adverse lien, security interest or encumbrance, except to the extent that RCM already has a security interest or a lien on the Collateral or as otherwise provided in the Intercreditor Agreement; and Trade Debtors will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein (other than RCM or Prestige under and subject to the Intercreditor Agreement);

(ii) The Collateral is and will be used primarily for business purposes and in a manner consistent with the terms of this Agreement;

(iii) Trade Debtors will not sell, exchange, lease, rent or otherwise dispose of any of the Collateral or of any of Obligors' rights therein without the prior written consent of RCM, except to Prestige and subject to the terms of the Intercreditor Agreement;

(iv) Trade Debtors will not permit anything to be done that may impair the value of any of the Collateral or the security interest granted hereunder;

(v) Trade Debtors will not hereafter assign, pledge or grant a security interest in the Collateral to any person, firm or entity, except to Prestige and subject to the terms of the Intercreditor Agreement.

6. Trade Debtors' Covenants.

a. Negative Covenants. Each Trade Debtor agrees and covenants that, it shall not, without the prior written consent of RCM, do any of the following: (i) terminate, or permit to be terminated, any construction contracts; (ii) release any Person other than RCM from any liability or obligations with respect to any construction contracts; (iii) assign, transfer or delegate any of its rights, duties or obligations under or with respect to any construction contracts; (iv) except for the liens and security interests granted to (A) RCM under the Trade Debt Agreements, this Agreement or to RCM or any affiliate of RCM under any other agreement, or (B) Prestige subject to the Intercreditor Agreement, cause or permit the placement of any lien, security interest or other encumbrance whatsoever on any of the Collateral; (v) change the location of its principal place of business, its Federal tax identification number(s) or its name, state of organization or structure in any manner; or (vi) take any action or omit to take any action the result of which adversely affects RCM's security interests in the Collateral.

b. Affirmative Covenants. Trade Debtors covenant with RCM that they shall:

                           (i) give RCM prompt written notice of any default(s)
by any Trade Debtor under any
construction contracts;

                           (ii) promptly notify RCM of all liens or claims for
labor and materials furnished
in connection with each and every construction contract and pay and discharge such liens and claims;

                           (iii) fully complete each and every construction
contract in a good and workmanlike
manner and diligently perform its work in accordance with the terms and conditions thereunder;

                           (iv) maintain in effect during the term of the Note
insurance issued by a duly
authorized insurance company in reasonable amounts and coverages for all operations necessary and incidental to the conduct of each Trade Debtor's operations, and provide RCM proof of such insurance within ten (10) days after written request; and

                           (v) furnish to RCM promptly after any Trade Debtor
enters into any new
construction contracts after the date of this Agreement (and within ten (10) days after written request by RCM), a full and complete list of all such construction contracts, including as to each such contract: (i) the name of the Trade Debtor that is a party to such contract; (ii) the full name and address of the customer and/or project owner; (iii) the total project fees and/or costs; and (iv) the amount of billed and unpaid work due and owing under such project.

7. Inspection; Monthly Reports; Audits. Trade Debtors shall permit RCM or its agents, contractors, auditors, accountants or other professionals, at any time upon reasonable prior written notice: (a) to enter upon and inspect the work or construction with respect to any construction contracts; and (b) access to Trade Debtors' books and records as RCM may deem necessary in its sole discretion to review, copy and audit Trade Debtors' operations and financial condition. In addition, Trade Debtors agree that they shall provide to RCM, not later than the thirtieth (30th) day of each month during the term of the Note or such other time as the parties may agree detailed reports of all revenue collected and expenses paid during the preceding month. RCM shall have the right to audit and inspect Trade Debtors' relevant books and records, form time to time, upon reasonable prior notice and during normal business hours, to determine the accuracy of any amounts in such reports.

8. Obligors' Representations and Warranties. To induce RCM to enter into this Agreement, Obligors represent and warrant to RCM that: (a) Obligors are entering into this Agreement in consideration of the mutual premises contained herein and no officer, employee, representative or agent of RCM has made any representations, warranties, or inducements, if any, other than those expressly contained herein; (b) all of the facts set forth in the recitals to this Agreement are true, accurate and complete in all material respects. All representations and warranties set forth in this Paragraph 8 shall survive the execution of this Agreement.

9. Defaults. It shall be an event of default under this Agreement on the part of Obligors ("Event of Default") if (a) Obligors, or any of them, fail to make, when due, any payments required pursuant to this Agreement, the Note or the Guarantees, (b) Obligors, or any of them, fail to perform any other obligation or covenant under this Agreement and such failure to perform is not cured within fifteen (15) days after written notice from RCM, (c) Obligors, or any of them, materially breach, or an event of default occurs under, the Note or any of the Guarantees, (d) any of Trade Debtor's representations and warranties are materially false, (e) there occurs after the date of this Agreement any further material breaches or events of default on the part of the Obligors, or any of them, under any of the Trade Debt Agreements, (f) Obligors, or any of them, materially breach or default under any loan or financing arrangement with any lender or factor, including without limitation Prestige Capital Corporation, (g) Obligors, or any of them, file a voluntary petition, or an involuntary petition is filed against Obligors, or any of them, seeking liquidation, reorganization, arrangement, readjustment of debts, or any other relief under Bankruptcy Code or under any other existing or future federal or state insolvency act or law, or any formal written consent to, approval of, or acquiescence in, any such petition or proceeding is made by Obligors or any of them, (h) any Obligor applies for, consents to, or acquiesces in, the appointment of a receiver or trustee over any of their affairs or assets, or (i) execution of an agreement of sale of the Collateral, in whole or in part, for less than the amount necessary to repay the Trade Debt Obligations.

10. No Control. Obligors acknowledge and agree that any requirement hereunder that RCM approve or accept any action by Trade Debtors shall not constitute control by RCM over such matters and that Trade Debtors assume full responsibility for their actions, even if such actions are approved by RCM. Such approval or acceptance by RCM shall not create privity of contract between RCM and any third party with whom Trade Debtors choose to contract.

11. Independent Contractors. The relationship of RCM to Trade Debtors established by this Agreement is solely that of a creditor. Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the parties for any purpose. RCM is not to be considered the agent of any Trade Debtor or any third-party provider of goods or services with regard to the performance of their respective contractual or other legal obligations hereunder or otherwise.

12. Mutual Representations and Warranties. Each party hereby represents and warrants to the other party that: (a) this Agreement has been duly authorized, executed and delivered by such party, and constitutes the legal, valid and binding obligation, contract and agreement of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally; (b) such party has all requisite power and authority to execute and deliver this Agreement; (c) the execution, delivery and performance of this Agreement by such party have been validly authorized and all necessary actions therefor have been taken on the part of such party, and no further actions or authorizations are required; and (d) the execution, delivery and performance of this Agreement by such party will not constitute a violation or breach of or require the consent not heretofore obtained of any person under any agreement or other instrument to which such party is subject, nor will the execution, delivery and performance of this Agreement by such party, violate any statute, law, regulation, rule, court or administrative judgment, order or decree to or by which such party is subject or bound. All representations and warranties set forth in this Paragraph 12 shall survive the execution of this Agreement.

13. Indemnification. Obligors agree to indemnify and hold harmless RCM and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, "RCM Indemnified Parties", and each, an "RCM Indemnified Party")) from and against all liabilities, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including without limitation, reasonable attorneys' fees and expenses) asserted against or incurred by any RCM Indemnified Party as a result of or arising out of the breach of any representation, warranty, covenant or agreement by Obligors, or any of them, under this Agreement.

14. Certain Remedies. Upon the occurrence of any Event of Default, RCM may, in addition to any and all other remedies available under this Agreement, the Note or Guarantees or at law (including without limitation the UCC) or in equity, at any time thereafter (i) accelerate the repayment of any and all Trade Debt, and
(ii) foreclose any liens or security interests securing the Trade Debtors' obligations hereunder. In connection with the exercise of any such remedies, each Trade Debtor waives all right to require demand, presentment, protest, advertisement or notice of any kind. To the extent that notice is required by law to exercise any available remedy, the parties agree that such notice shall be deemed to be reasonable if given at least five (5) days prior to the exercise thereof. The proceeds of any sale or other realization upon any Collateral may be applied by RCM in such a manner as it deems appropriate.

15. No Third-Party Beneficiaries. This Agreement is solely for the benefit of RCM and Obligors, and their successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

16. Submission To Jurisdiction; Waivers.

a. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE AND/OR THE GUARANTEES MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF NEW JERSEY. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 17, BELOW AND (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

b. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING UNDER THIS AGREEMENT, THE NOTE AND/OR THE GUARANTEES OR THE DEALINGS OF THE PARTIES WITH RESPECT THERETO. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 16(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

17. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (i) personal delivery; (ii) facsimile transmission; (iii) electronic mail; or (iv) overnight delivery service. Notices shall be sent to the appropriate party at its address, email address, or facsimile number given below (or at such other address, email address or facsimile number of such party as shall be specified by notices given hereunder):



                  To RCM:                                   RCM Technologies, Inc. and RCM Technologies Services
                  ------
                                                            Company, Inc.
                                                            20 Waterview Blvd., 4th Floor
                                                            Parsippany, NJ  07054
                                                            Attn:  Rich Timer and Kevin Miller
                                                            Facsimile: 856-486-0802
                                                            Email:   rich.timer@rcmt.com and
                                                            kevin.miller@rcmt.com

                  With a copy to:                           White and Williams LLP
                  --------------
                                                            1800 One Liberty Place
                                                            Philadelphia, PA  19103
                                                            Attn:  Steven E. Ostrow, Esquire
                                                            Facsimile: 215-789-7548
                                                            Email:  ostrows@whiteandwilliams.com

                  To Obligors:                              Ideal Interiors, Inc. et al.
                  -----------
                                                            575 8th Avenue, 6th Floor
                                                            New York, NY  10018
                                                            Attn:  Frank DeGrande
                                                            Facsimile: 212.262.7024
                                                            Email:  Fdegrande@ideal-interiors.com

                  With a copy to:                           Bill Bajohr, Esquire
                                                            499 Ernston Road
                                                            Parlin, NJ  08859
                                                            Facsimile:  (732) 721-8701
                                                            Email:  bill@bajohrlawoffice.com


         All such notices, shall be deemed received as follows: (i) in the case of personal delivery, upon actual receipt thereof by the addressee, (ii) in the case of overnight delivery, upon receipt, (iii) in case of electronic mail, upon receipt, or (iv) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error.

18. Miscellaneous.

a. Severability; Waiver and Amendment. If any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any jurisdiction in which it is sought to be enforced, such invalidity and unenforceability shall not affect any other provision hereof and it shall be construed as if such invalid or unenforceable provision were omitted. The waiver by either party of a breach or default in any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or other provisions; nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any breach or default by the other party.

b. Entire Agreement. This Agreement sets forth the entire understanding and agreement between the parties regarding the subject matter of this Agreement, and supersedes all oral or written agreements or understandings between the parties as to that subject matter. No course of prior dealings between the parties and no usage of trade shall be relevant to supplement or explain any term herein. Except as otherwise provided herein, this Agreement may be modified or amended only by a writing signed by all parties.

c. Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not, in any way, affect the meaning or interpretation of this Agreement.

d. Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one agreement. Any facsimile signature of any party hereto or any other document executed in connection herewith shall constitute a legal, valid and binding execution by such party.

e. Construction. This Agreement was negotiated by sophisticated parties at arms' length, and each party has carefully reviewed this Agreement prior to execution and has been represented by counsel in the negotiation of this Agreement. Accordingly, no party shall be construed as the drafting party against which this Agreement could be construed.

f. Survival. The terms, provisions, covenants, representations and warranties of this Agreement shall survive Closing.

g. Assignment. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. Trade Debtors may not, without the prior written consent of RCM, assign or delegate any of their, rights, interests, duties, obligations or liabilities under this Agreement.

h. Governing Law. This Agreement shall be governed by, and construed in accordance with, the domestic laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of laws of any other jurisdiction other than the State of New Jersey.



                                                  (CONTINUED ON NEXT PAGE)

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                                       RCM TECHNOLOGIES SERVICES COMPANY, INC.

                                       By:
                                                             Name:
                                                             Title:

                                                       RCM TECHNOLOGIES, INC.

                                                       By:  __________________
                                                              Name:
                                                               Title:


                                                       IDEAL INTERIORS, INC.

                                       By:
                                                             Name:
                                                             Title:


                                                       CREATIVE INTERIORS PLUS, LLC.

                                       By:
                                                             Name:
                                                             Title:


                                                       DJJ, INC..

                                       By:
                                                             Name:
                                                             Title:


                                                       IDEAL STRUCTURAL SECURITY, INC.

                                       By:
                                                             Name:
                                                             Title:



                                                       Guarantors:
                                                       ------------------------------
                                                       Frank S. DeGrande, individually

                                                       -------------------------------
                                                       Ricardo R. Rivera, individually

                                                       -------------------------------
                                                       Cadil Rodriguez, individually

                                                       -------------------------------
                                                       Louis Serrante, individually


                                   EXHIBIT "A"



                             SCHEDULE OF GUARANTORS

(1) Frank S. DeGrande

(2) Ricardo R. Rivera

(3) Cadil Rodriguez

(4) Louis Serrante

                                   EXHIBIT "B"



                        SCHEDULE OF TRADE DEBT AGREEMENTS

         1. Agreement dated June 15, 2006 between RCM Technologies, Inc. and Ideal Interiors, Inc.

         2. Security Agreement dated June 15, 2006 between RCM Technologies, Inc. and Ideal Interiors, Inc.

         3. Guaranty and Suretyship Agreement dated June 15, 2006 (Ideal Interiors, Inc.) executed by Frank S. DeGrande

         4. Guaranty and Suretyship Agreement dated June 15, 2006 (Ideal Interiors, Inc.) executed by Louis Serrante

         5. Guaranty and Suretyship Agreement dated June 15, 2006 (Ideal Construction, Inc.) executed by Ricardo R. Rivera

         6. UCC-1 Financing Statement perfecting lien of RCM Technologies, Inc. in all accounts of Ideal Interiors, Inc. (Filing No. 200606200516203)

         7. Agreement dated February 1, 2007 between RCM Technologies, Inc. and Creative Interiors Plus, LLC

         8. Security Agreement dated February 1, 2007 between RCM Technologies, Inc. and Creative Interiors Plus, LLC

         9. Guaranty and Suretyship Agreement dated February 1, 2007 (Creative Interiors Plus, LLC) executed by Frank S. DeGrande

         10. Guaranty and Suretyship Agreement dated February 1, 2007 (Creative Interiors Plus, LLC) executed by Ricardo R. Rivera

         11. Guaranty and Suretyship Agreement dated February 1, 2007 (Creative Interiors Plus, LLC) executed by Louis Serrante

         12. UCC-1 Financing Statement perfecting the lien of RCM Technologies, Inc. on various assets of Creative Interiors Plus, LLC

         13. Master Management Services Agreement dated May 31, 2007 between RCM Technologies Services Company, Inc. and Ideal Interiors, Inc.

         14. Guaranty and Suretyship Agreement dated June 7, 2007 (Ideal Interiors, Inc.) executed by Louis Serrante

                                                  (CONTINUED ON NEXT PAGE)

         15. Guaranty and Suretyship Agreement dated June 7, 2007 (Ideal Interiors, Inc.) executed by Frank DeGrande

         16. Guaranty and Suretyship Agreement dated June 7, 2007 (Ideal Interiors, Inc.) executed by Ricardo R. Rivera

         17. UCC-1 Financing Statement perfecting lien of RCM Technologies Services Company, Inc. on assets of Ideal Interiors, Inc. including Cash Management Account and Receivables of RCM Services Projects (Filing No. 200709170739345)

         18. UCC-1 Financing Statement perfecting lien of RCM Technologies, Inc. in accounts of Ideal Structural Security, Inc. (Filing No. 200707030543602)

         19. UCC-1 Financing Statement perfecting lien of RCM Technologies, Inc. in accounts of DJJ, Inc. (Filing No. 200707030543587)

                                   EXHIBIT "C"



                            [SCHEDULE OF TRADE DEBT]

                                                        EXHIBIT "D"



                                                       [FORM OF NOTE]

                                                        EXHIBIT "E"



                                                    [FORM OF GUARANTEES]

                                                        EXHIBIT "F"



       [FORM OF PRESTIGE - RCM SUBORDINATION AND INTERCREDITOR AGREEMENT]